Exhibit 99.1

Clinical Data, Inc. Announces FDA Approval of Viibryd™ (vilazodone HCl) for Major Depressive Disorder

Conference Call to Discuss FDA Approval Monday, January 24 at 8:30 am EST

NEWTON, Mass.--(BUSINESS WIRE)--January 24, 2011--Clinical Data, Inc. (NASDAQ: CLDA), today announced that the U.S. Food and Drug Administration (FDA) has approved vilazodone HCl tablets, to be marketed under the brand name Viibryd™, for the treatment of adults with major depressive disorder (MDD).1 Viibryd is a new molecular entity and the first and only selective serotonin reuptake inhibitor and 5HT1A receptor partial agonist.1 Clinical Data plans to make Viibryd available in U.S. pharmacies in the second quarter of this year.

"When treating MDD, our goal is to offer treatment options that meet the individual needs of each patient,” said Stephen M. Stahl, M.D., Ph.D., Professor of Psychiatry, University of California, San Diego. “Viibryd is an important new treatment option with proven efficacy and a demonstrated safety profile.”

The mechanism of the antidepressant effect of Viibryd is not fully understood but is thought to be related to its enhancement of serotonergic activity in the central nervous system (CNS) through selective inhibition of serotonin reuptake. Viibryd is also a partial agonist at serotonergic 5HT1A receptors; however, the net result of this action on serotonergic transmission and its role in Viibryd’s antidepressant effect are unknown.1

The efficacy of Viibryd as a treatment for MDD was established in two 8-week, multicenter, randomized, double-blind, placebo-controlled studies in adults who met the criteria for MDD. In these studies, patients were titrated over two weeks to a dose of 40 mg of Viibryd once daily. Viibryd was superior to placebo in the improvement of depressive symptoms as measured by the mean change from baseline to week 8 in the Montgomery-Asberg Depression Rating Scale (MADRS) total score.

Viibryd was demonstrated to be safe in clinical studies. In the placebo-controlled, Phase III studies, the most commonly observed adverse reactions in Viibryd-treated patients were diarrhea, nausea, vomiting and insomnia. No single adverse event led to discontinuation of treatment in greater than 1% of patients. Overall, 7.1% of the patients who received Viibryd discontinued treatment due to an adverse reaction, compared to 3.2% of placebo-treated patients. Viibryd has not been associated with any clinically important changes in laboratory test parameters including liver function tests, ECG including QT interval, or vital signs. In addition, Viibryd had no effect on body weight as measured by mean change from baseline in the 8-week studies. Among the common adverse reactions (≥2%) related to sexual function with Viibryd compared to placebo were decreased libido (4% vs. <1%), abnormal orgasm (3% vs. 0%), delayed ejaculation (2% vs. 0%, males only), and erectile dysfunction (2% vs. 1%, males only).1

“While there are currently available treatments for MDD, no one therapy works for every patient and side effect profiles vary, which may impact both compliance and treatment success,” said Carol R. Reed M.D., Executive Vice President and Chief Medical Officer of Clinical Data. “Viibryd will be a new choice for healthcare providers and their patients who are suffering from depression.”

“Viibryd is the only antidepressant that is a selective serotonin reuptake inhibitor and 5HT1A receptor partial agonist,” said Drew Fromkin, President and CEO of Clinical Data. “It is also the first drug that the Company has developed, and to have received marketing approval from the FDA on its first review is a significant milestone for Clinical Data.”

About Depression

Major depressive disorder (MDD), also called major depression, is a mental disorder characterized by an imbalance of chemicals in the brain, also called neurotransmitters, and is one of the most common mental disorders in the U.S. A person diagnosed with MDD exhibits a combination of symptoms that interfere with one’s ability to work, sleep, study, eat, and enjoy once–pleasurable activities. Though an episode of depression may occur only once in a person's life, it more commonly recurs throughout a person's lifetime.2

The World Health Organization estimates that MDD affects approximately 18 million people in the U.S.3 More than 212 million prescriptions were written for antidepressants in 2009.4

About Viibryd (vilazodone HCl tablets)

Viibryd was approved for marketing by the FDA on January 21, 2011 for the treatment of MDD in adults. Clinical Data holds exclusive worldwide rights to Viibryd from Merck KGaA, Darmstadt, Germany. The safety of Viibryd was evaluated in 2,177 patients diagnosed with MDD.

Important Information About Viibryd

Indication

VIIBRYD (vilazodone) is indicated for the treatment of major depressive disorder (MDD) in adults.1

Important Safety Information

WARNING: SUICIDALITY AND ANTIDEPRESSANT DRUGS

Antidepressants increased the risk compared to placebo of suicidal thinking and behavior (suicidality) in children, adolescents, and young adults in short-term studies of Major Depressive Disorder (MDD) and other psychiatric disorders. Anyone considering the use of VIIBRYD or any other antidepressant in a child, adolescent, or young adult must balance this risk with the clinical need. Short-term studies did not show an increase in the risk of suicidality with antidepressants compared to placebo in adults beyond age 24; there was a reduction in risk with antidepressants compared to placebo in adults aged 65 and older. Depression and certain other psychiatric disorders are themselves associated with increases in the risk of suicide. Patients of all ages who are started on antidepressant therapy should be monitored appropriately and observed closely for clinical worsening, suicidality, or unusual changes in behavior. Families and caregivers should be advised of the need for close observation and communication with the prescriber. VIIBRYD is not approved for use in pediatric patients.1

Contraindications

VIIBRYD must not be used concomitantly in patients taking MAOIs or in patients who have taken MAOIs within the preceding 14 days due to the risk of serious, sometimes fatal, drug interactions with serotonergic drugs. Allow at least 14 days after stopping VIIBRYD before starting an MAOI.1

Warnings and Precautions

  All patients treated with antidepressants should be monitored appropriately and observed closely for clinical worsening, suicidality, and unusual changes in behavior, especially during the first few months of treatment and when changing the dose. Consider changing the therapeutic regimen, including possibly discontinuing the medication, in patients whose depression is persistently worse or includes symptoms of anxiety, agitation, panic attacks, insomnia, irritability, hostility, aggressiveness, impulsivity, akathisia, hypomania, mania, or suicidality that are severe, abrupt in onset, or were not part of the patient's presenting symptoms.1 Families and caregivers of patients being treated with antidepressants should be alerted about the need to monitor patients.1
  The development of potentially life-threatening serotonin syndrome or Neuroleptic Malignant Syndrome (NMS)-like reactions has been reported with antidepressants alone, but particularly with concomitant use of serotonergic drugs (including triptans) with drugs which impair metabolism of serotonin (including MAOIs), or with antipsychotics or other dopamine antagonists. Symptoms of serotonin syndrome were noted in 0.1% of patients treated with VIIBRYD. Serotonin syndrome symptoms may include mental status changes (e.g., agitation, hallucinations, coma), autonomic instability (e.g., tachycardia, labile blood pressure, hyperthermia), neuromuscular aberrations (e.g., hyperreflexia, incoordination) and/or gastrointestinal symptoms (e.g., nausea, vomiting, diarrhea). Patients should be monitored for the emergence of serotonin syndrome or NMS-like signs and symptoms while treated with VIIBRYD.1
  Symptoms of mania/hypomania were noted in 0.1% of patients treated with VIIBRYD in clinical studies. As with all antidepressants, VIIBRYD should be used cautiously in patients with a history or family history of mania or hypomania.1

  Prior to initiating treatment with an antidepressant, patients with depressive symptoms should be adequately screened to determine if they are at risk for bipolar disorder. VIIBRYD is not approved for use in treating bipolar depression.1
  Discontinuation symptoms have been reported with discontinuation of serotonergic drugs such as VIIBRYD. Gradual dose reduction is recommended, instead of abrupt discontinuation, whenever possible. Monitor patients for these symptoms when discontinuing VIIBRYD. If intolerable symptoms occur following a dose decrease or upon discontinuation of treatment, consider resuming the previously prescribed dose and decreasing the dose at a more gradual rate.1
  Like other antidepressants, VIIBRYD should be prescribed with caution in patients with a seizure disorder.1
  The use of drugs that interfere with serotonin reuptake, including VIIBRYD, may increase the risk of bleeding events. Patients should be cautioned about the risk of bleeding associated with the concomitant use of VIIBRYD and NSAIDs, aspirin, or other drugs that affect coagulation or bleeding.1
  Advise patients that if they are treated with diuretics, or are otherwise volume depleted, or are elderly they may be at greater risk of developing hyponatremia while taking VIIBRYD.1 Although no cases of hyponatremia resulting from VIIBRYD treatment were reported in the clinical studies, hyponatremia has occurred as a result of treatment with SSRIs and SNRIs. Discontinuation of VIIBRYD in patients with symptomatic hyponatremia and appropriate medical intervention should be instituted.1

Adverse Reactions

  The most commonly observed adverse reactions in MDD patients treated with VIIBRYD in placebo-controlled studies (incidence ≥ 5% and at least twice the rate of placebo) were: diarrhea (28% vs. 9%), nausea (23% vs. 5%), insomnia (6% vs. 2%), and vomiting (5% vs. 1%).1

Please see full prescribing information for VIIBRYD at www.viibryd.com. To report suspected adverse reactions, please call Clinical Data, Inc. at 1-877-878-7200 or the FDA at 1-800-FDA-1088 / www.fda.gov/medwatch.

VIIBRYD™ is a trademark of Clinical Data, Inc. and its affiliates.

Conference Call Information

Date: Monday, January 24, 2011

Time: 8:30 a.m. ET

Internet: The live webcast can be accessed at www.clda.com, in the Investor Relations section.

Telephone: Domestic dial (800) 535-7056; International dial (212) 729-5049 (access code: 39633801)

About Clinical Data, Inc.

Clinical Data's mission is to develop first-in-class and best-in-category therapeutics. The Company’s lead product, Viibryd, was approved for marketing by the FDA for the treatment of major depressive disorder in adults. The Company is also advancing its late-stage drug candidate, Stedivaze, a pharmacologic stress agent in Phase III development for use during myocardial perfusion imaging. Clinical Data has promising drug candidates entering the clinic in major therapeutic areas including asthma, ophthalmology and diabetes. To learn more, please visit the Company's website at www.clda.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information and statements that are intended to be covered by the safe harbor for forward looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as "expect(s)", "feel(s)", "believe(s)", "will", "may", "anticipate(s)" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about our ability to successfully introduce Viibryd; our ability to expand our long-term business opportunities; and all other statements regarding future performance. All such information and statements are subject to certain risks and uncertainties, the effects of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements contained in this press release. These risks and uncertainties include, but are not limited to, whether Viibryd will be successfully marketed; the strength of our intellectual property rights, including, but not limited to, our patents for the various polymorphic versions of Viibryd; competition from pharmaceutical and biotechnology companies; general economic conditions; and those risks identified and discussed by Clinical Data in its filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements that speak only as of the date hereof. Clinical Data does not undertake any obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in Clinical Data's SEC periodic and interim reports, including but not limited to its Annual Report on Form 10-K for the fiscal year ended March 31, 2010, Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010, and Current Reports on Form 8-K filed from time to time by the Company.

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1 Viibryd Label.

2 http://www.nimh.nih.gov/health/publications/depression/what-are-the-different-forms-of-depression.shtml

3 Greden, John F. The Burden of Recurrent Depression: Causes, Consequences, and Future Prospects, Journal of Clinical Psychiatry, 2001.

4 IMS Health’s National Prescription Audit, 2009.

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CONTACT:
Clinical Data, Inc.
Vice President
Corporate Communications
Theresa McNeely, 617-467-6673
or
Media inquiries:
Ruder Finn Public Relations
Trina Chiara, 860 673-4017